Exhibit 99.1

News Release For Release: Immediate	FMC Corporation 1735 Market Street Philadelphia, PA 19103 USA 215.299.6000 fmc.com

Media contact: Jim Fitzwater - +1.215.299.6633 james.fitzwater@fmc.com Investor Relations contact: Alisha Bellezza - +1.215.299.6119 ir@fmc.com

FMC Corporation Signs Definitive Agreement to Sell Alkali Chemicals Business to Tronox for $1.64 Billion

PHILADELPHIA, February 3, 2015 – FMC Corporation (NYSE:FMC) has signed a definitive agreement to sell its Alkali Chemicals business to Tronox Limited (NYSE:TROX). The transaction, valued at $1.64 billion, is expected to close in the first quarter of 2015, subject to customary regulatory approvals and closing conditions.

In September 2014, FMC announced it was acquiring multinational agrochemical maker Cheminova A/S and would pursue a divestiture of the Alkali Chemicals business to reduce debt related to the company’s pending acquisition.

“We are very pleased to sell our Alkali Chemicals business to a leading, global mining and minerals company like Tronox,” said Pierre Brondeau, president, CEO and chairman of FMC. “This is a natural fit for Alkali Chemicals, which will thrive as a new, strategic business at Tronox. This transaction allows FMC to maintain a strong balance sheet as our company focuses on global agriculture, health and nutrition with a portfolio that concentrates on high-growth markets.”

The Alkali Chemicals business is the largest global producer of natural soda ash with its mining and processing facilities located in Green River, Wyo. Alkali Chemicals’ products are used in glass manufacturing, water treatment, pulp and paper, textiles, food and pharmaceutical and cosmetics.

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Page 2/ FMC Corporation Signs Definitive Agreement to Sell Alkali Chemicals Business to Tronox for $1.64 Billion

“We are very pleased to welcome the Alkali Chemicals Group to Tronox. With its industry-leading position in markets complementary to ours, the Alkali Chemicals Group brings consistently strong operational and financial performance,” said Tom Casey, chairman and CEO of Tronox. “They are a recognized leader in their industry for safety performance. Together, we will form a leading inorganic chemicals company with approximately $2.6 billion in sales with the scale, stability and financial strength to continue to pursue our strategic growth initiatives.”

BofA Merrill Lynch and Goldman, Sachs & Co. were FMC’s financial advisors for this transaction. Wachtell, Lipton, Rosen & Katz and Morgan Lewis & Bockius LLP served as FMC’s legal advisors for this transaction.

About FMC

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 6,000 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2013 Form
10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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